Exhibit 99.3

November 11, 2021

Dear Stockholder:

Recently you may have received a proxy statement/offering circular with respect to the proposed affiliation between Fidelity Federal Bancorp and American Capital Bancorp. We have enclosed an updated proxy statement/offering circular which includes information with respect to a recent development involving the common stock of Fidelity Federal Bancorp.

The Special Meeting of Stockholders of American Capital Bancorp, originally called for 8:30 a.m., local time, on November 15, 2021, at 770 3rd Avenue SW, Carmel, Indiana 46032, will be called to order and immediately be adjourned to November 22, 2021. The adjourned meeting will be reconvened on November 22, 2021, at 8:30 a.m., local time, at 770 3rd Avenue SW, Carmel, Indiana 46032. This will allow additional time for you to review the information in this proxy statement/offering circular.

We wanted to inform you prior to the Special Meeting of Stockholders that we have been advised that effective September 28, 2021, the common stock of Fidelity Federal Bancorp is no longer quoted on the OTC Pink Market maintained by OTC Market Groups, Inc. As a result, broker quotes will no longer be available via the OTC Pink Market online platform. Historically there was a very limited public trading market for the common stock of Fidelity Federal Bancorp on the OTC Pink Market and the trades that occurred could not be characterized as an active market for its common stock; because of this, Fidelity Federal Bancorp has determined at this time not to seek to have its common stock quoted on the OTC Pink Market.

If you previously received a proxy statement/offering circular, it should be discarded as it is superseded in its entirety by the enclosed proxy statement/offering circular. You will note in the enclosed proxy statement/offering circular that we have omitted any reference to the common stock of Fidelity Federal Bancorp being quoted on the OTC Pink Market.

We look forward to completing the affiliation of Fidelity Federal Bancorp and American Capital Bancorp and appreciate your support.

Abigail G. Frantz

Corporate Secretary